EXHIBIT 10.17

PROMISSORY NOTE ("NOTE")
ADJUSTABLE RATE LOAN

Date of Loan: June ___, 2005

Amount of Note: One Hundred Thousand and 00/100 Dollars ($100,000.00)

Maturity Date: March 31, 2008

Interest Rate: The "Interest Rate" shall be One Percent (1%) in excess of the Prime Rate, as defined herein, charged by the Lender, computed daily for the actual number of days elapsed over a year of 360 days ("Prime Based Rate"). Prime Rate is that percentage rate of interest calculated on the basis of a 360 day year which is established by the National City Bank, Cincinnati, Ohio, or any successor thereto, from time to time as its Prime Rate, which is in effect until a new rate is established and which provides a base to which loan rates may be referenced; it is not necessarily National City's lowest loan rate. In the event of a change in such Prime Rate, the interest rate hereunder shall be adjusted accordingly ("Interest Rate Adjustment"), and such adjustment shall become effective on the date such Prime Rate changes.

on 9/8/05 was 6.5%

Amortization Period: The "Amortization Period" for each amount drawn hereunder shall be the number of calendar months from the date of each advance to Borrower until the Maturity Date. For example, an advance on July 1, 2005 shall be amortized over a term of thirty-two (32) months.

Principal and Interest Monthly Payment:

Commencing on the fifteenth (15th) day of the sixth month after the first advance on this Note and monthly thereafter until this Note is paid in full, principal, amortized over the Amortization Period, for each advance, shall be due and payable in equal monthly installments based on the then drawn amount of principal, which principal payments shall be accompanied by payments of all accrued and unpaid interest.

FOR VALUE RECEIVED, the undersigned ("Borrower") does hereby covenant and promise to pay to the order of Covington Realty, LLC, an Ohio limited liability company, or its successors or assigns, at its principal office located at c/o Rookwood Properties, 8160 Corporate Park Drive, Suite 220, Cincinnati, Ohio 45242 ("Lender"), or at such other place as the Lender may designate to Borrower in writing from time to time, in legal tender of the United States, the Amount of Note, as set forth on the first page hereof or so much thereof as shall be advanced by the Lender to Borrower ("Principal Amount") pursuant to the loan agreement as provided in the First Amendment to Lease Agreement dated July 14, 2003, by and between Lender, as Lessor, and Borrower, as Lessee, both dated the date hereof, together with interest at the Interest Rate, as set forth on the first page hereof, on the Principal Amount until this Note is paid in full. Borrower shall pay a late payment premium of five percent (5%) of any principal or interest

payment made more than ten (10) days after the due date which shall be due with any such late payment.

All accrued and unpaid interest under this Note shall be payable in arrears on the fifteenth (15th) day of the sixth (6th) calendar month following the first advance on this Note and on the fifteenth (15th) day of each calendar month thereafter until this Note is paid in full. Principal payments shall be payable in arrears and shall begin to accrue on the date of the first advance to Borrower under this Note.

Commencing on the fifteenth (15th) day of the sixth (6th) month after the first advance to Borrower, Borrower shall pay the Lender an amount equal to the Initial Principal and Interest Monthly Payment and shall continue to pay such amount on the fifteenth (15th) day of each month thereafter until the Maturity Date when all sums due hereunder shall be paid in full. Such payments shall be applied monthly, first to the payment of sums advanced by the Lender, if any, as provided in this Note, the Lease or in any other document executed as collateral security for the Note ("Loan Documents"); second, to interest which became due previously; third, to interest which became due for the month for which payment is being made; fourth, to the payment of late charges provided herein; and the balance to principal, until the full amount of principal and interest has been paid, or until the unpaid balance of this Note matures, if sooner.

Unless sooner paid, the outstanding principal balance and all accrued interest due hereunder shall be payable on the Maturity Date.

This Note is executed in connection with the Lease which Lease specifies various defaults (each, a "Default") upon the happening of which all sums owing on this Note may, at the Lender's option, be declared immediately due and payable without demand or notice.

During the continuance of a Default, the Principal Amount outstanding shall bear interest at three percent (3%) per annum in excess of the Interest Rate in effect from time to time, each change in such rate to be effective as of the date of such change ("Default Rate").

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level) or should this Note be placed in the hands of attorneys for collection upon the occurrence of a Default, Borrower agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees and expenses.

All parties to this Note, whether Borrower, principal, surety, guarantor or endorser, hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of dishonor and any other notice required to be given by law in connection with the delivery, acceptance, performance, default or enforcement of this Note or any endorsement or guaranty of this Note, and consent to all forbearance or waiver of any term hereof or release or discharge by the Holder hereof of any of the Borrower, guarantors, endorsers or sureties or the release, substitution or exchange of any security for the payment hereof or the failure to act on the part of the holder or any other indulgence shown by the holder from time to time, in one or

more instances (without notice to or further assent from the Borrower, guarantors, endorsers or sureties) and the Borrower, guarantors, endorsers or sureties agree that no such action, failure to act or failure to exercise any right or remedy on the part of the holder shall in any way affect or impair the obligations of the Borrower hereunder or of any guarantors, endorsers or sureties or be construed as a waiver by the holder of or otherwise affect any of the holder's right under this Note, under any endorsement or guaranty of this Note or under any document or instrument evidencing any security for payment of this Note.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any change or modification is sought.

Anything herein to the contrary notwithstanding, the obligation of Borrower under this Note, the Lease or other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender limiting the maximum rate of interest that may be charged or collected by the Lender.

The Borrower shall have the right to prepay all or any portion of the Principal Amount outstanding and all accrued interest thereon without premium or penalty. Any partial prepayments of principal shall be applied against installments of principal due hereunder in the inverse order of maturity

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio.

As a specifically bargained inducement for Lender to extend credit to Borrower, the Borrower hereby expressly waives the right to trail by jury in any lawsuit or proceeding related to this Note or arising in any way from the indebtedness or transactions involving the Lender and the Borrower.

The Borrower and all endorsers authorize any attorney-at-law, including an attorney engaged by Lender or any holder of this Note, to appear in any court of record in Hamilton County, Ohio or in any court of record in the jurisdiction in which the Borrower or any endorser against which or whom a judgment is then sought may then reside, or in any court of record in the jurisdiction in which the property described in the Lease is located, after the indebtedness evidenced hereby, or any part thereof, becomes due, and waive the issuance and service of process and confess judgment against the Borrower or any endorser in favor of the Lender for the amount then appearing due, together with costs of suit and thereupon to release all errors and waive all rights of appeal and stay of execution, but no such judgment or judgments against any one of the undersigned shall be a bar to a subsequent judgment or judgments against any one or more than one of such persons or entities against whom judgment has not been obtained thereon. This warrant of attorney to confess judgment is a joint and several warrant of attorney. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the Lender or any holder hereof nevertheless may hereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrower and all endorsers or any one or more of them. The Borrower hereby expressly waives any conflict of interest that

the holder's attorney may have in confessing such judgment against Borrower and expressly consents to the confessing attorney receiving a legal fee from the holder for confessing such judgment against Borrower.

"WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE"

Borrower has executed and delivered this Note on the day and year first above written.

BORROWER:

ADCARE HEALTH SYSTEMS, INC.
an Ohio corporation

BY: David G. Tenwick
ITS: Chairman

This is to certify that this Note was executed in my presence on the date hereof by the party whose signature appears above in the capacity indicated.

Dawn M. Cleelan
Notary Public

DAWN M. CLEELAN
Notary Public, State of Ohio
My Commission Expires 07-30-06

LEASE AGREEMENT

This Lease Agreement ("Lease") is made and entered into this 26 day of August 2002, by and between **COVINGTON REALTY, LLC** ("Lessor"), an Ohio limited liability company, and **ADCARE HEALTH SYSTEMS, INC.** ("Lessee"), an Ohio corporation

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, Lessor and Lessee agree as follows:

ARTICLE 1
DEMISE, DESCRIPTION, USE, TERM AND RENEWAL

1.01 **Demise and Description.** Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor:

(a) The real property consisting of _____ acres of land situate at 75 Mote Drive, Covington, Miami County, Ohio, said real property being further described on Exhibit "A", as attached hereto and made a part hereof (the "Land");

(b) All buildings, structures, erections, improvements, appurtenances, easements and fixtures, including fixed machinery and fixed equipment situated thereon (collectively, the "Buildings") or forming a part of the Covington Care Center (the "Center") (the Land and the Buildings are hereinafter collectively referred to as the "Real Property");

(c) All licenses and/or Certificates of Need or exemptions therefrom necessary to operate the Center, including all right, title and interest in any certification to participate in any state or federal reimbursement program such as Medicare or Medicaid under Title XVIII or XIX of the "Social Security Act of 1935" as now or hereafter amended (collectively, the "Operating Rights");

(d) All machinery, equipment, furniture, furnishings, computers, motor vehicles, accessories, inventory and supplies of all kinds used in connection with the Center owned or leased by Lessor and used in the operation of the Center, as set forth on Exhibit "B" attached hereto and made a part hereof (collectively, the "Tangible Personal Property");

(e) All current patient records, medical records and other books and records owned by Lessor in operating the Center (collectively the "Records");

(f) To the extent that the same are transferable, or that the interest therein may be assigned to and/or assumed by a third party, all licenses, permits, contracts, certificates and franchises necessary to operate the Center, other than the Operating Rights (collectively, the "Transferable Permits and Contracts");

(g) All of the right, title and interest of Lessor in and to all goodwill, registered or unregistered trademarks, trade or brand names, customer lists, data bases, service marks and

other intangible property pertaining to the Center (collectively, the "Intangible Personal Property").

The Real Property, the Operating Rights, the Tangible Personal Property and the Transferable Permits and Contracts and the Intangible Personal Property are hereinafter referred to as the "Leased Premises") The Leased Premises are leased subject to, all mortgages and other financing encumbrances, legal highways; easements and restrictions of record; and installments of real estate taxes and assessments not yet due and payable (hereinafter the "Permitted Exceptions").

All current patient records, medical records, operations manuals, procedures manuals, training manuals and other books and records are currently owned by Lessee and used by Lessee in operating the Center (collectively, the "Records").

All current residents' funds on deposit with UVMC will be transferred to Lessee on the Commencement Date

1.02 Use. The Leased Premises shall be used only as a 106 bed nursing facility and uses normally incident thereto and for no other purpose ("Permitted Use")

1.03 Term. The Term of the Lease shall be ten (10) full Lease Years (as defined below) commencing on the date that Lessor acquires title to the Leased Premises from UVMC Nursing Care, Inc , an Ohio nonprofit corporation ("UVMC") (the "Commencement Date"), and ending on the date that is ten (10) years after the first day of the first full month of the first Lease Year, but not later than ____________________.

"Lease Year" means the one-year period beginning on the Commencement Date and ending on the day before each anniversary of the Commencement Date; however, if the Commencement Date is a date other than the first day of the month, then each Lease Year will begin on the first day of the month following the Commencement Date Base Rent (as herein defined) and any other sums provided in this Lease shall be adjusted and paid on pro rata basis for any partial month prior to the first Lease Year. Lessor and Lessee shall, upon the written request of either, execute and deliver a written memorandum setting forth the Commencement Date of this Lease In the event that Lessor determines that Lessor will not acquire the Leased Premises, Lessor shall so notify Lessee and this Lease shall thereupon terminate and both parties shall be relieved of all obligations to one another hereunder.

ARTICLE 2
RENT AND SECURITY DEPOSIT

2.01 Base Rent. Lessee shall pay Lessor at such place as Lessor shall from time to time designate in writing as base rent for the Leased Premises the minimum annual sum of Six Hundred Twenty Thousand and 00/100 Dollars ($620,000.00) payable in equal monthly installments of Fifty-One Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($51,667.00) during Lease Years one through five and the minimum annual sum of Six Hundred Fifty

Thousand and 00/100 Dollars ($650,000.00) per year payable in equal monthly installments of Fifty Four Thousand One Hundred Sixty Six and 67/100 Dollars ($54,166.67) during Lease Years six through ten, payable in advance without demand and without setoff or deduction, on or before the fifteenth (15th) day of each successive month, commencing on the Commencement Date. Lessee hereby agrees to pay the amount of Lessor's cost to the extent paid to UVMC for the existing inventory on the Leased Premises together with the first months Rent.

2.02 **Effect of Default in Rent.** Lessee shall be considered in default and late if Lessor has not received full payment from Lessee on any installment due within five (5) days of such due date. If Lessee defaults in the payment of any installment of rent hereunder, such installment shall bear interest at the rate of ten percent (10%) per annum from the due date until actually paid. Additionally, Lessee shall be assessed a late fee equal to ten percent (10%) of the monthly rent for each late payment. The late fee shall be due and payable on demand. All other obligations, benefits, payments and monies which may become due to Lessor from Lessee under the terms hereof, or which are paid by Lessor because of Lessee's default hereunder, shall be payable to Lessor on demand, or when due hereunder, if later, and shall bear interest at the rate of ten percent (10%) per annum from the due date until paid, or, in the case of sums paid by Lessor, because of Lessee's default hereunder, from the due date such payments are made by Lessor until the date Lessor is reimbursed by Lessee therefor.

2.03 **Additional Rent.** It is the intent of Lessor and Lessee that the Rent payable under this Lease be absolutely and unconditionally net to Lessor. Lessee therefore covenants and agrees with Lessor to pay and discharge, without prior notice or demand, setoff, deduction, counterclaims, abatements, defenses, or charges of any kind, if any, on a timely basis, all Rent including Base Rent, and as "Additional Rent" all other charges, expenses, and obligations of every kind and nature whatsoever relating to the Leased Premises which may arise or become due during the Term of this Lease, (and including without limitation all real estate taxes, assessments, utility charges, garbage and/or trash collection charges assessed or imposed or incurred with respect to the Leased Premises), excepting only any costs, expenses, or obligations which are the responsibility of Lessor under express provisions of the Lease. Lessee does hereby indemnify Lessor against, and agrees to hold, save and defend the Lessor harmless from and against, all such costs, expenses, and obligations. (Base Rent and Additional Rent shall collectively be referred to throughout the Lease as "Rent"). The amount due hereunder on account of such taxes shall be apportioned for that part of the first tax year that Lessee is in possession, as assessed, and each subsequent tax year, as assessed thereafter during the Term of this Lease including extensions or renewals thereof. Lessee shall pay to Lessor's lender all reserves (escrows) for real estate taxes and assessments and insurance premiums to be applied to such costs by the lender as provided in its loan documents. Additional Rent shall be paid by Lessee in a timely manner. Lessee shall not be obligated for any taxes, utilities, sewer rental or charges, garbage and/or trash collection charges relating to the Leased Premises for any period prior to the Commencement Date of this Lease. Lessee shall provide to Lessor, within fifteen (15) business days after the last date for payment of such taxes and assessments, a receipt showing payment for taxes.

2.04 **Hold Harmless Clause.** Lessee agrees to and shall protect and hold harmless Lessor and the Leased Premises from liability for any and all Additional Rent together with any

interest, penalties or other sums thereby imposed, and from any sale or other proceeding to enforce payment thereof relating to the Term. If Lessee fails to pay such Additional Rent, or fails to give written notice of any payment at least fourteen (14) days prior to the time the same becomes delinquent, Lessor may at its option at any time within or after such fourteen (14) day period, pay such Additional Rent, together with all penalties and interest which may have been added thereto because of Lessee's delinquency or default, and may likewise redeem the Leased Premises, or any part thereof, or the buildings or improvements situated thereon, from any tax sale or sales. Any such amounts so paid by Lessor shall become immediately due and payable as Additional Rent by Lessee to Lessor, together with interest thereon at the rate of ten percent (10%) per annum from the earlier of the date of payment by Lessor, or the due date, until paid by Lessee. Any such payment by Lessor shall not be deemed to be a waiver of any other rights which Lessor may have under the provisions of this Lease or as provided by law.

2.05 **Security Deposit.** DELETED

ARTICLE 3
LEVY, ASSESSMENT, FINDING, OR CHARGE

3.01 **Contesting Levies, Assessments, and Charges.** Lessee shall have the privilege, acting in the name of Lessor or Lessor may have the privilege, before delinquency occurs, of protesting, contesting or objecting to, or opposing the legality or amount of any such taxes, assessments, finding or public charges to be paid by Lessee hereunder. In the event Lessee or Lessor exercises its right to review by legal proceedings any such taxes, assessments, or other charges imposed upon or against the Leased Premises, Lessee shall continue to pay as the same become due and payable, the full amount of such taxes, assessments, or other charges, including penalties or interest, under protest, if required by law; provided, further, that Lessee shall, at Lessor's request, escrow or post a bond for the full amount of the tax claimed, pending such proceedings. Any such contest, whether before or after payment, may be made in the name of Lessor, Lessee or both, as Lessee may determine, but if such contest is made by Lessee in the name of Lessor, then Lessor shall be notified thereof at least thirty (30) days prior to the commencement of the proceeding and Lessor shall cooperate, reasonably, in such contest. Any such contest shall be at the sole cost and expense of Lessee. Each refund of any tax, assessment, fee, finding, or charge so contested shall, subject to the consent of any mortgagee of the Leased Premises be paid to Lessee. Lessee shall not, without prior approval of Lessor, make or enter into or finally agree to any settlement, compromise, or any disposition of any contest, or discontinue or withdraw any contest, or accept any refund, other adjustment, or credit of or from any such tax, finding, charge or assessment as a result of any contest.

3.02 **Taxes Excluded.** Nothing herein contained requires, or shall be construed to require, Lessee to pay any gift, estate, inheritance or other tax assessed against Lessor, its heirs or successors and assigns, or any income or other tax, assessment, charge or levy on the rent payable by Lessee to Lessor under this Lease, unless such tax, assessment, charge or levy is in substitution for real or personal property taxes or assessments levied against the Leased Premises.

ARTICLE 4
INSURANCE

4.01 **Lessee's Obligation.** Lessee agrees to secure from financially sound and reputable insurers doing insurance business in the State of Ohio with a Best Rating of A or above, Class V, as shall be acceptable to Lessor as evidenced by Lessor's written approval thereof, and maintain (with Lessor and Lessor's mortgage lender(s) as additional insureds as their interests may appear) during the entire Term of this Lease including payment of all premiums and related charges, the following insurance coverage:

(a) Special form property insurance consisting of fire, extended coverage, vandalism, malicious mischief, and all other risks of loss, with waiver of subrogation and a standard form of loss payable clause, payable to Lessor, and/or its successors and assigns, and mortgagee, as additional insureds or loss payee, as applicable, insuring to the extent of the full replacement value of the Leased Premises. The Real Property, Tangible Personal Property, Inventory, and Records shall be insured for an amount of not less than [$__________] and contents not less than $__________.

(b) Comprehensive general public liability insurance in the minimum amount of Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence for loss from an accident resulting in bodily injury to or death of persons, and for loss from an accident resulting in damage to or destruction of property. There shall be at least One Million and 00/100 Dollars ($1,000,000.00) auto or motor vehicle liability coverage and professional (i.e. nursing home) liability coverage and officers and directors liability coverage in the amount of One Million and 00/100 Dollars ($1,000,000.00). Lessee shall name Lessor, and/or its successors and assigns, and any mortgagee as additional insureds under this policy.

(c) Business interruption insurance providing sufficient coverage for Lessee to meet its obligations to Lessor under this Lease for two (2) years.

4.02 **Proof of Coverage.** The original policies of insurance may be retained by the insured but Lessor and its mortgage lender(s) shall be furnished copies of any and all such policies, and the Lessee, on written request, agrees to furnish to Lessor and its mortgage lender(s) proof of payment of the premium or premiums on any such policy on the Accord 27 form or a substitute acceptable to Lessor. Not less than thirty (30) days prior to the expiration of any policy, or prior to the due date of any premium of any then current policy, Lessee shall deliver to Lessor and Lessor's mortgage lender(s) any necessary renewal policy, a certified copy thereof, or other evidence satisfactory to Lessor and said mortgagee(s) of the renewal of such insurance and of the payment of such premiums. All such policies of insurance shall provide that the same cannot be canceled without at least thirty (30) days prior written notice to Lessor and said mortgagee(s), that the naming of Lessor and its mortgagee(s) as an additional insureds shall not obligate Lessor or its mortgagee(s) to pay premiums or to give notice of loss or to any other similar conditions, and that any loss shall be payable notwithstanding any act or negligence of Lessee which might otherwise result in a forfeiture of the insurance. Notwithstanding the foregoing, the insurance required herein may be provided by Lessee through an umbrella policy

as long as the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Leased Premises.

4.03 **Workers' Compensation.** Lessee, at its sole cost and expense, shall also carry at all times such workers' compensation insurance as may be required of it under Ohio law, and shall provide Lessor evidence of such coverage within ten (10) days of any written request by Lessor therefore. Any and all injuries or claimed injuries to Lessee's employees occurring on or around the Leased Premises shall be regarded as a worker's compensation matter, to be adjusted through the workers' compensation system, and in the event any such employee shall claim that his or her injury is of a nature allowing pursuit of a claim in addition to or in lieu of a workers' compensation claim, such matter shall be handled by Lessee solely as an employer/employee matter, without the involvement of Lessor, and Lessee shall indemnify, defend and hold Lessor harmless from any and all such claims.

4.04 **Failure to Secure.** If Lessee at any time during the Term hereof should fail to secure or maintain the foregoing insurance, the Lessor shall be permitted to obtain such insurance in Lessee's name or as the agent of Lessee and shall be compensated by Lessee for the cost of the insurance premiums. Lessee shall pay as Additional Rent to Lessor interest on paid insurance premiums at the rate of ten percent (10%) per annum computed from the date written notice is received that the premiums have been paid.

4.05 **Proceeds.** Proceeds from any policy or policies, excepting proceeds from any business interruption insurance as set forth in Section 4.01(c) above, if any, shall be payable to the Lessor, any mortgage holder or lien holder as their respective interests may appear, who shall use such proceeds as provided below, subject to the terms and conditions of any agreement ("Mortgage") between Lessor and any mortgage holder or lien holder.

4.06 **Indemnification.** Except to the extent liability is waived herein, Lessee shall indemnify and hold Lessor harmless against any and all claims, liabilities, damages or losses resulting from injury or death of any person or damage to property occurring on or about the Leased Premises or in any manner in conjunction with the use and occupancy of the Leased Premises in whole or in part, unless the death, injury or damage was sustained as a result of any tortious or negligent act of Lessor, Lessor's tenants, agents or employees.

4.07 **Fire and Casualty Damage.** If the Leased Premises should be damaged or destroyed by fire, flood, or other casualty, Lessee shall give immediate written notice thereof to Lessor. Within forty-five (45) days of receipt of written notice from Lessee, Lessor, subject to the requirements of any mortgage lender, in its sole and absolute discretion, shall decide whether to authorize repair or replacement of the Leased Premises or any portion thereof damaged or destroyed and give written notice of the decision to Lessee. If Lessor chooses not to authorize repair or replacement of the damaged or destroyed Leased Premises, or if the repair or replacement of the damaged or destroyed Leased Premises in Lessor's reasonable opinion will take longer than one (1) year, then Lessor shall so notify Lessee and this Lease may terminate at the election of Lessor or Lessee and the parties shall be released from any further liability one to the other hereunder. If Lessor chooses to authorize repair or replacement of the damaged or destroyed Leased Premises, and the repair or replacement will take no longer than one (1) year,

then the Lease shall continue and Lessee shall not be relieved of its responsibility to pay the rent due hereunder for the repair or replacement period following such damage or destruction

In the event Lessor authorizes repairs or replacement Lessor shall restore, repair and/or reconstructs damaged or destroyed improvements to the Leased Premises such repairs, restorations and improvements shall be made subject to the requirements of Lessor's mortgage lender and to the extent permitted by the mortgage lender and to the extent of insurance proceeds made available to Lessor. Repair, restoration and reconstruction of all of the Leased Premises except furnishings, fixtures and equipment, which are included in the Leased Premises, shall be done by or at the incidence Lessor ("Lessor's Repairs") Repair, restoration, replacement and reconstruction of furnishings, fixtures and equipment which are included in the Leased Premises shall be done at the incidence of Lessee ("Lessee's Repairs"). To the extent that insurance proceeds are made available by Lessor's mortgage lender that exceed the amount of proceeds available for repair, replacement or reconstruction of the balance of the Leased Premises to be repaired by Lessor such insurance proceeds shall be made available to Lessee for Lessee's Repairs. Sums received pursuant to the insurance policy shall be paid out from time to time in accordance with the requirements of the mortgagee and/or Lessor (i e., typical construction loan approval and disbursement requirements or as provided in any mortgage loan documents regarding the Leased Premises), and in amounts equal to actual invoices for materials and labor and in compliance with plans and specifications which shall have been approved by Lessor and any mortgagee who has the right of approval Notwithstanding the foregoing, no sums shall be payable to Lessee until it appears to Lessor and Lessor's mortgagee's satisfaction that Lessee shall have sufficient funds to provide for the reconstruction, replacement, restoration and repair of the furnishings, fixtures and equipment pursuant to the repair plans whether or not the costs exceed the amount of any insurance proceeds and that the funds available will be applied for such purpose. The foregoing notwithstanding, if Lessor shall have the right to and does terminate this Lease or complete all reconstruction, repair and replacement itself or both, Lessee shall forfeit all rights to any insurance proceeds payable and all insurance proceeds shall be payable to Lessor or its mortgagee as their interests may appear

ARTICLE 5
WASTE AND NUISANCE

Waste and Nuisance. Lessee shall not commit, or suffer to be committed, any waste on the Leased Premises nor shall it maintain, commit or permit the maintenance or commission of any nuisance on the Leased Premises or use the Leased Premises for any unlawful purpose "Waste" as used herein includes, but is not limited to, loss, or imminent threat of loss, of licensure and/or certification for participation in the Medicare or Medicaid Programs or similar third party payor programs Lessee shall deliver to Lessor within forty-eight (48) hours of receipt full and complete copies of all inspection reports received from all governmental agencies inspecting or surveying the business and Leased Premises

ARTICLE 6
REPAIRS

6.01 **Lessee's Duties to Repair.** Lessee agrees to keep the Leased Premises in good condition, order and repair, and to make all necessary replacements thereto, in such manner as to continuously operate and maintain the Center as it is currently being operated and also in accordance with all applicable licensing, certification and other applicable laws including the requirements of any mortgage lender and casualty insurer. Lessee further agrees to keep the Leased Premises clean, and to repair or replace all broken or damaged doors, windows, plumbing fixtures, and pipes, roof, air conditioning and heating systems, floors, stairways, railings, Tangible Personal Property or other portions of the Leased Premises. Lessee also agrees to maintain the curbs and pavements in and about the Leased Premises, together with facilities appurtenant thereto, including entryways and awnings. Lessee shall keep sidewalks free of ice and snow and trash and expressly agrees to assume sole liability for accidents alleged to have been caused by their defective condition. Lessee shall keep its trash in receptacles.

Lessee will keep the inside and outside of all glass doors and windows clean and will maintain the Leased Premises, at its own expense, in a clean, orderly and sanitary condition free of insects, rodents, vermin and other pests. Lessee will comply with all laws, ordinances, rules, or regulations of any licensing and certification requirements of any governmental entity or on account of any governmental authority or entity having jurisdiction over the Leased Premises and/or Lessee's activities on the Leased Premises. In the event that during the Term of this Lease, any addition, alteration, change, repair, or other work of any nature, structural or otherwise, shall be required or ordered or become necessary on account of any governmental law, ordinance, or regulation now in effect or hereafter adopted, past or promulgated or be required by any mortgage lender, or on account of any other reason with respect to the Leased Premises, Lessee shall promptly make such changes regardless of when the same shall be required, ordered or become necessary.

Lessee will not change the architectural treatment of the Buildings or Center without first obtaining Lessor's prior written approval for such change, which approval may be given or denied by Lessor, as Lessor shall determine in its sole and absolute discretion, which approval shall be subject to the terms of the loan documents for Lessor's financing of the Leased Premises. Lessee will remove promptly upon order of Lessor any change which has been applied or installed without Lessor's prior written approval, and will take such action with reference thereto as Lessor may direct.

Lessee, at its own expense, shall plant and maintain flowers, shrubs, grass and other landscaping in the landscaped and "green areas" of the Leased Premises and shall keep the green areas neat, clean and well maintained at all times.

Lessee, at its own expense, will maintain all driveways and drive lanes located on the Leased Premises, remove ice, snow, and debris therefrom, and reseal, resurface, and stripe same as necessary. All sidewalks and all areas around the Center shall be kept clean and free of debris, ice and snow by Lessee.

If Lessee fails to maintain the Leased Premises as set forth herein, Lessor may take whatever action is necessary to bring maintenance in compliance with the provisions hereof and charge any expense incurred by Lessor in so doing, plus interest thereon at the rate of ten percent (10%) per annum, beginning on the date which is five (5) days after notice from Lessor to Lessee of Lessee's failure to pay the above

Lessee shall not less than annually prepare and provide to Lessor a capital improvements budget and schedule. Lessor shall use reasonable efforts to obtain the review and approval of Lessor's lender of the capital improvements budget and schedule Lessee will pay for and complete the necessary improvements The party making the improvement shall be entitled to retain, or be paid as the case may be any increase in Medicaid reimbursement relating to the capital improvement(s).

ARTICLE 7
ALTERATIONS, IMPROVEMENTS, AND FIXTURES

Alterations, Improvements, and Fixtures. Except for the requirements of any mortgagee, or in connection with the licensing and certification requirements of any governmental entity or on account of any governmental law, ordinance or regulation now in effect or hereafter adopted, Lessee shall not alter or improve the Leased Premises without the prior written consent of Lessor to do so, which consent may be given or denied by Lessor as Lessor shall determine in its sole and absolute discretion Any and all alterations, additions, improvements, and fixtures made or placed in or on said Leased Premises shall on the expiration, or sooner termination of this Lease, belong to Lessor without compensation to Lessee except as otherwise provided herein; provided, however, that Lessor shall have the option, to be exercised on the expiration of or sooner termination of this Lease, to require Lessee to remove any or all of such additions, alterations, improvements, or fixtures No removal request, however, shall be effective if Lessor has given prior written consent Before making any additions, alterations, improvements, or installing any fixtures in or on the Leased Premises, except for those additions, alterations, improvements, or fixtures which are cosmetic or involve interior decoration, such as carpeting, draperies, and wallpaper, and do not involve structural alteration, Lessee shall submit plans and designs therefor to Lessor for its approval, and in the event that the plans or designs are disapproved by Lessor, such additions, alterations, improvements, or fixtures shall not be made or installed until any reasonable changes required by Lessor are made Expenses of any Lessee renovation, alteration or improvement shall, to the maximum extent possible, be governed by the provisions of Article 6, Repairs

ARTICLE 8
MECHANIC'S LIENS

Mechanic's Liens. Lessee shall not create or permit to be created or to remain and will promptly discharge at Lessee's sole cost and expense, any lien, encumbrance or charge upon the Leased Premises, not otherwise permitted hereunder, which arise by reason of any claim against Lessee, or against Lessor due to Lessee's act(s), labor or materials furnished or claimed to have been furnished to Lessee or by reason of any construction, addition, alteration, repair of any part of the Leased Premises If any such lien is filed against the Leased Premises, Lessee shall within

thirty (30) days after notice from Lessor either: (a) pay the lien and obtain a discharge of the same; or, (b) if permitted under law, furnish a bond of the lien in compliance with applicable Ohio statutes; or, (c) if Lessor so agrees, furnish to Lessor such security against loss or damage on account of the lien as Lessor may reasonably require

ARTICLE 9
QUIET POSSESSION

9.01 **Covenant of Quiet Possession.** Lessor shall, on the Commencement Date of the Term of this Lease, place Lessee in quiet possession of the Leased Premises Provided Lessee pays the Rent and observes and performs all covenants, conditions, and agreements of this Lease, Lessor shall secure in Lessee quiet possession thereof during the Term against all persons lawfully claiming the same, subject to governmental laws, ordinances, rules and regulations, and any other covenants, conditions, easements, and restrictions of record

9.02 **Covenant Regarding Conditions** Lessor warrants that, to the best of its knowledge, based solely on the representations and warranties given to Lessor by UVMC Nursing Care, Inc , an Ohio not-for-profit corporation ("UVMC") in the Agreement to Purchase dated ___________, 2002 between Lessor and UVMC, a copy of which has been provided to Lessee (the "Purchase Agreement"), that there are no conditions of the building or its fixtures which will impair or impede Lessee's obtaining of a license, certification, and permits from the responsible government agencies so as to permit the assumption of Lessee's business effective upon the Commencement Date of this Lease, subject however to building conditions that will require waivers prior to certification and licensing when Lessee reapplies for a license to operate the Center.

ARTICLE 10
DELIVERY OF POSSESSION

10.01 **Delivery of Possession.** If Lessor shall be unable for any reason whatsoever to deliver possession of the Leased Premises on the Commencement Date of the Term hereof, Lessor shall not be liable to Lessee for any damage caused thereby, nor shall this Lease become void or voidable, nor shall the Term hereof in any way be extended, but in such event Lessee shall not be liable for any Rent herein reserved until such time as Lessor can and does deliver possession

ARTICLE 11
SURRENDER OF LEASED PREMISES

11.01 **Removal of Property.** Lessee shall, without demand and at its own cost and expense, remove on or before the expiration or sooner termination of the Term, all Tangible Personal Property belonging to it, if any, and all alterations, additions, if any, or improvements, and fixtures which by the Terms hereof Lessee is permitted to remove, repair all damage to the Leased Premises caused by such removal, and restore the Leased Premises to the condition they were in prior to the installation of the Tangible Personal Property, alterations, additions or improvements so removed Any Tangible Personal Property, alterations, additions or

improvements not so removed shall be deemed to have been abandoned by Lessee and may be retained or disposed of by Lessor.

11.02 **Surrender.** Lessee agrees to and shall, on the expiration or sooner termination of the Term hereof, promptly surrender and deliver the Leased Premises to Lessor without demand therefor in compliance with all licensing and certification requirements and in good condition and repair as improved pursuant to Articles 6 and 7, ordinary wear and tear excepted and free of debris and any environmental contamination contributed into, under or about the Leased Premises by Lessee or as a result of the operation or use of the Leased Premises by Lessee which is required by the applicable environmental agency to be remediated or needs to be remediated to protect the economic value and use of the Leased Premises or to protect human health, safety, or the environment, and free of subleases, liens, charges, restrictions or encumbrances. In the event that contamination on the Leased Premises is discovered and is attributable to Lessee's operations or occupancy thereon, Lessee shall be responsible for performing at Lessee's cost and expense, such environmental remediation to Lessor's sole satisfaction and appropriate governmental authority. Lessee shall execute any and all deeds, bills of sale, assignments and other documents which, in Lessor's sole judgment, may be necessary or appropriate to transfer or evidence clear title to the Leased Premises and such improvements, alterations, additions, fixtures or Tangible Personal Property in or to Lessor.

ARTICLE 12
CONDEMNATION

12.01 **All of Leased Premises.** If during the Term of this Lease or an extension thereof, all of the Leased Premises is taken for any public or quasi-public use under any law, ordinance or regulation or by right of eminent domain, or is sold or otherwise conveyed to the condemning authority under threat of condemnation, this Lease shall Terminate and the Rent shall be abated during the unexpired portion of this Lease, effective as of the date of the taking of said Leased Premises by the condemning authority.

12.02 **Partial.** If less than all of the Leased Premises shall be taken for any public or quasi-public use under any law, ordinance or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall not Terminate but Lessor shall forthwith at its sole expense restore the Leased Premises, to the extent of severance damages received by Lessor in connection with such condemnation. The Rent payable hereunder during the unexpired portion of this Lease shall be equitably adjusted.

12.03 **Award.** In the event of any such taking all compensation awarded or paid for any such condemnation (the "Award") shall belong to and be paid to Lessor, and Lessee shall have no right or claim to any part of such award. However, Lessee will have the right to assert a claim against the condemning authority in a separate action for Lessee's moving expenses and the then value of any personal property owned by Lessee, but only if such action shall not reduce the amount of the Award recoverable from the condemning authority of Lessor.

ARTICLE 13
ENVIRONMENTAL

13.01 Environmental Indemnification. Lessee shall indemnify, defend and hold harmless Lessor for any Environmental Condition that arises from the Lessee's operation or use of the Leased Premises or the conduct and/or activity of the Lessee, its employees, agents or representatives on, at or about the Leased Premises, and/or any claim based on the violation of or liability under any Environmental Law

(a) "Environmental Condition" shall mean all costs, actions, claims, judgments, damages, losses, disbursements, penalties, fines, oversight costs, contribution, cost recovery, natural resource damages, notices of noncompliance or potential liability, violations, proceedings, liabilities, encumbrances, liens, costs and expenses of investigation and defenses of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and consultants' fees, whether sought by governmental authorities or private parties, any of which are incurred at any time, relating to the following: (1) damages for personal injury, or injury to the Leased Premises, other property or natural resources arising from the Release of Regulated Materials, occurring upon or from the Leased Premises, including lost profits, consequential damages, punitive damages, the cost of demolition and rebuilding of any improvements on the Leased Premises, interest, and penalties; (2) reasonable fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and expenses incurred in connection with investigation, remediation, post-remediation monitoring, operation and maintenance, or corrective action pertaining to the Release of any Regulated Materials on or emanating to or from the Leased Premises, or abatement of any violation of or elimination or the resolution of any liability under any Environmental Laws, including the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, contaminant, closure, restoration, treatment, investigation or monitoring work required by Environmental Laws, and/or to the extent necessary to maintain the economic value and use of the Leased Premises and the protection of human health, safety and the environment; (3) any costs incurred to comply, in connection with all or any portion of the Leased Premises, with all Environmental Laws; and (4) liability to any third persons or governmental agency arising from the Release of any Regulated Materials on, in, under, or from the Leased Premises

(b) "Environmental Laws" means all foreign, federal, state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial or administrative orders, permits, approvals, or other requirements relating to the protection of human health or the environment, all as amended or modified from time to time. including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U S C Section 9601, et seq), the Solid Waste Disposal Act, as amended (42 U S.C. Section 6901, et. seq), the Clean Air Act, as amended (42 U S C Section 7401, et seq), the Federal Water Pollution Control Act, as amended (33 U S C Section 1251, et seq), the Toxic Substances Control Act, as amended (15 U S C Section 2601, et seq), the Atomic Energy Act of 1954, as amended (42 U S C Section 2014, et seq), the Safe Drinking Water Act, as amended (42 U S C Section 300f, et seq), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7

U.S.C. Section 136, et seq.), the Oil Pollution Act of 1990, as amended (33 U.S.C. Section 2701, et seq.), the Emergency Planning and Community Right-To-Know Act of 1986, as amended (42 U.S.C. Section 11001, et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651, et seq.), the Hazardous Waste Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), and the regulations adopted and publications promulgated pursuant thereto, and shall also include any common law theory based on nuisance, trespass, negligence, strict liability, or other tortious conduct.

(c) "Release" means any exposure to, or past or current spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, abandonment, or any other release, or presence however defined, whether intentional or unintentional, of any Regulated Materials into the environment in violation of Environmental Laws, or which otherwise gives rise to any liability under any Environmental Laws, and includes any suspected or threatened Release.

(d) "Regulated Materials" means any substance, material or waste (a) the presence of which requires investigation or remediation under any Environmental Laws; or (b) which is defined, characterized, identified, or listed as a hazardous waste, hazardous substance, toxic substance, infectious waste, solid waste, industrial waste, mixed (hazardous and radioactive) waste, pollutant, contaminant or similar Term under any Environmental Laws; or (c) which is toxic, explosive, corrosive, reactive, ignitable, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, and is or becomes regulated by any governmental authority as a threat to human health or safety or the environment; or (d) the presence of which on the Leased Premises causes or threatens to cause a nuisance upon the Leased Premises or to adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or about the Leased Premises; or (e) the Release of which on adjacent properties could constitute a nuisance or a trespass; or (f) which is asbestos or asbestos containing materials; or (g) which is polychlorinated biphenyls; or (h) which contains petroleum or any petroleum-derived product or fraction thereof; or (i) which is dioxin; or (j) which may give rise to liability or are otherwise regulated under any Environmental Laws.

13.02 Environmental Compliance. Lessee shall in its use, tenancy, and occupancy of the Leased Premises observe any and all Environmental Laws, now or hereafter in effect and Lessee shall obtain and maintain permits, licenses, or approvals which may from time to time be required by any and all Environmental Laws for Lessee's operation and use of the Leased Premises. Lessee shall be regarded as the owner and operator of any underground ("USTs") or above-ground storage tanks ("ASTs"), and any associated piping and ancillary equipment, located on the Leased Premises for federal, state and governmental regulatory purposes and agrees to assume all responsibility for such tanks. Lessee shall comply with all applicable local, state and federal laws concerning the ownership and operation of underground and/or above ground storage tanks on the Property, including without limitation, payment of regulatory fees, insurance, registrations, notice of Releases, secondary containment requirements, and other reporting requirements, and agrees to operate and use the tanks in accordance with safe and reasonable practices. Lessee shall permanently remove any such tanks and associated ancillary piping thirty (30) days prior to the expiration or termination of this Lease. Lessee shall comply with all applicable closure and corrective action requirements when permanently closing or

abandoning such tanks Lessee agrees to provide Lessor with a copy of any closure report for underground storage tanks and provide written documentation that above-ground storage tanks and any associated contamination have been properly removed in accordance with applicable local, state and federal laws and Lessee shall leave the Leased Premises free of any contamination arising from the tanks within thirty (30) days of the expiration or termination of this Lease. Lessee shall at all times promptly, diligently, and as required by Environmental Laws, remedy any Releases which occur on the Leased Premises. Lessee acknowledges that Lessor does not control, nor does Lessor have the authority to control Lessee's disposal of Regulated Materials generated from the Lessee's operation and use of the Leased Premises

13.03 Lessor acknowledges that the Center is operated as a nursing home and in the ordinary course of operation of the Center there will be biohazardous wastes that will be kept, handled and disposed of in accordance with applicable Environmental Laws

ARTICLE 14
DEFAULTS AND REMEDIES

14.01 **Default by Lessee.** If Lessee shall:

(a) not pay the Rent when due;

(b) fail to perform or observe any other condition, term, covenant or obligation of this Lease for a period of thirty (30) days after written notice from Lessor, unless the default cannot be cured within thirty (30) days and Lessee is diligently pursuing the same to completion in which case Lessee shall have such time as is reasonably necessary to cure such default, but not longer than ninety (90) days;

(c) permit any person other than Lessee to secure possession of the Leased Premises, or any part thereof, by reason of any receivership, bankruptcy proceedings, assignment for the benefit of creditors or other operation of law in any manner whatsoever attributable to Lessee;

(d) commit waste as defined in Article 5;

(e) cease to operate the Center for Lessee's Permitted Use,

(f) vacate or abandon the Leased Premises for any period, or fail to occupy the Leased Premises and operate the Center for a period of thirty (30) days.

(g) a trustee or receiver shall be appointed to take possession of substantially all of Lessee's assets in, on or about the Leased Premises or of Lessee's interest in this Lease (and Lessee does not regain possession within sixty (60) days after such appointment); Lessee makes an assignment for the benefit of creditors; or substantially all of Lessee's assets in, on or about the Leases Premises or Lessee's interest in this Lease are attached or levied under the execution (and Lessee does not discharge the same within sixty (60) days thereafter); or

(h) a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Lessee pursuant to any federal or state statute (and, with respect to any such petition

filed against it, Lessee fails to secure a stay or discharge thereof within sixty (60) days after the filing of the same), then Lessor may, at its option, with reasonable notice to Lessee, terminate this Lease, or in the alternative, Lessor may re-enter and take possession of said Leased Premises and remove all persons and property therefrom, and relet the Leased Premises or any part thereof, for all or any part of the remainder of said Term, to a party reasonably satisfactory to Lessor, and at such monthly rental as Lessor may with reasonable diligence be able to secure without prejudice, however, to Lessor's right of action for Rent and breach of covenant and the provisions of this Lease Lessee's obligation to pay the Rent shall survive any termination of this Lease due to Lessee's default If Lessor at any time terminates this Lease for any default, then, in addition to any other remedy it may have, Lessor shall also be entitled to recover all loss and damage Lessor may suffer by reason of such termination, whether through inability to relet the Leased Premises on satisfactory terms or otherwise, including without limitation, the following (without duplication by any element of damages):

(a) accrued Rent to the effective date of termination together with late charges and interest thereon at the Default Rate from the default date through the date paid; plus

(b) the cost of recovering the Leased Premises; including without limitation, attorneys' fees; plus

(c) all costs of enforcing this Lease, including, without limitation, the provisions of this subparagraph against Lessee; plus

(d) all costs and expenses incurred by Lessor for any repairs, maintenance, changes, alterations and improvements to the Leased Premises (whether to prevent damage or to prepare the Leased Premises for reletting), brokerage commissions, advertising costs, attorneys' fees, any economic incentives given to replacement lessees, and costs of collecting rent from replacement lessees (connectively, "Reletting Costs"); plus

(e) the present value of the Rent (discounted at a rate of interest equal to twelve percent [12%] per annum [the "Discount Rate"] that would have accrued under this Lease for the balance of the Lease Term but for such termination, reduced by the reasonable fair market rental value of the Leased Premises for such balance of the Lease Term (determined from the present value of the actual Base Rent, discounted at the Discount Rate, received and to be received from Lessor's reletting of the Leased Premises or, if the Leased Premises have not been relet, the minimum or base rent, discounted at the Discount Rate, that would be received from a comparable lease and comparable lessee for a comparable term and taking into account, among other things, the condition of the Leased Premises, market conditions and the period of time the Leased Premises may reasonably remain vacant before Lessor is able to release the same to a suitable replacement lessee, it being agreed, however, that Lessor's obligation to relet or attempt to relet the Leased Premises is subject to the provisions of this Lease For purposes of computing the amount of Rent that would have accrued after the effective date of termination, obligations for real estate taxes, insurance costs and operating expenses shall be projected, based upon the rate of increase, if any, in such items from the Commencement Date through the termination date; plus

(f) any other costs or amounts necessary to compensate Lessor for all damages caused by Lessee's failure to perform its obligations hereunder.

14.02 **Lessor's Cure of Lessee's Defaults.** If Lessee fails to perform any obligation under this Lease for thirty (30) days after notice thereof by Lessor (except that no notice shall be required in emergencies or for monetary defaults), Lessor shall have the right (but not the duty), to perform such obligation on behalf and for the account of Lessee. In such event, Lessee shall reimburse Lessor upon demand, as Additional Rent and as provided herein in Section 2.03, for all expenses incurred by Lessor in performing such obligation together with an amount equal to ten percent (10%) thereof for Lessor's overhead, and interest thereon at the Default Rate from the date such expenses were incurred. Lessor's performance of Lessee's obligations hereunder shall not be deemed a waiver or release of Lessee therefrom, or a waiver of any remedies to which Lessor is entitled to as a result of Lessee's failure to perform.

14.03 **Attorneys' Fees.** In the event that Lessee defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and Lessor incurs costs including reasonable attorney's fees to enforce this Lease or to collect any rent due or to become due or to recover possession of the Leased Premises, Lessee shall pay Lessor Lessor's costs including reasonable attorney's fees regardless of whether or not a lawsuit is actually filed. In the event that Lessor defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease on Lessor's part to be performed and Lessee is required to incur costs and employ attorneys to enforce all or any part of this Lease, Lessor shall reimburse Lessee for reasonably attorney's fees and costs incurred thereby whether or not a lawsuit is actually filed.

14.04 **Security Interest.** It is expressly agreed that in the event of default by Lessee hereunder, Lessor shall have a lien on all goods, chattels, or Tangible Personal Property, Records, Transferable Permits and Contracts, Intangible Personal Property, Operating Rights of any description belonging to Lessee which are placed in, or become part of, the Leased Premises, as security for the Rent due and to become due for the remainder of the current lease Term, which lien shall not be in lieu of or in any way affect any statutory Lessor's lien given by law, but shall be cumulative thereto; and Lessee hereby grants to Lessor a security interest in all such goods, chattels, or Tangible Personal Property, Records, Transferable Permits and Contracts, Intangible Personal Property and Operating Rights placed in said Leased Premises for such purposes. In the event Lessor exercises the option to Terminate the leasehold, re-enter and relet the Leased Premises as provided in the preceding paragraph, then Lessor may take possession of all of Lessee's goods, chattels, or Tangible Personal Property, Records, Transferable Permits and Contracts, Intangible Personal Property and Operating Rights and sell same at public or private sale, subject to any restrictions or rights of others as provided above, after giving Lessee reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, for cash or on credit, or for such prices and Terms as Lessor deems best, with or without having the property present at such sale. The proceeds of such sale shall be applied first to the necessary and proper expense of removing, storing, and selling such property, then to the payment of any rent due or to become due under this Lease, with the balance, if any, to be paid to Lessee.

14.05 Cumulative Rights. All rights and remedies of Lessor under this Lease shall be cumulative, and none shall exclude any other right or remedy at law or in equity. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises

ARTICLE 15
INSPECTION BY LESSOR

15.01 Inspection. Lessee shall permit Lessor and its agents to enter into and upon the Leased Premises at all reasonable times upon forty eight (48) hours reasonable notice (except that no notice shall be necessary in emergency situations) for the purpose of inspecting the same or for the purpose of maintaining or making repairs or alterations to the building as are not Lessee's obligation under Articles 6 and 7 of this Lease

ARTICLE 16
ASSIGNMENT AND SUBLEASE

16.01 Assignment by Lessee. Lessee shall not assign this Lease nor sublet all or any portion of the Leased Premises to any entity or person without the prior written consent of Lessor, which consent shall be given or withheld by Lessor, as Lessor shall determine in Lessor's sole discretion, and in compliance with the assignment, subleasing, or transfer requirements of the loan documents of Lessor's lender. The foregoing notwithstanding, Lessor agrees that Lessee may assign this Lease or sublease the Leased Premises to a subsidiary or affiliated entity that is owned and controlled by the individuals who own and control AdCare Health Systems, Inc., but no such assignment or sublease shall release AdCare from any of the liabilities, obligations and provisions of this Lease and AdCare shall remain personally liable along with the assignee or sublessee for performance of and payment of all obligations owed to Lessor hereunder.

16.02 Assignment by Lessor. Lessor expressly reserves the right to assign this Lease and any and all of its interests under and the terms of this Lease

ARTICLE 17
ASSIGNMENT OF LICENSES AND CERTIFICATES

17.01 Certificate of Need. Lessor shall at the Commencement Date be the owner of a Certificate of Need issued by the State Health Planning and Development Agency or comparable governmental agency, authorizing and permitting the use of the Leased Premises as a licensed nursing facility. If, in order to be licensed by the appropriate government agency responsible for licensure to operate its business on the Leased Premises, Lessee is required to have said Certificate of Need assigned to it, Lessor shall, and hereby does, assign the Certificate of Need to Lessee for the duration of the Term of this Lease and any renewal thereof.

17.02 Return of License and Certificates Upon Termination. In the event of Termination of this Lease or upon the uncured default hereunder by Lessee, or the expiration of the Term or any renewal Term, if a renewal option has been exercised, then and in any such

event, Lessee, upon Lessor's written request, shall to the extent permissible by law, transfer to Lessor or its assigns:

(a) All federal, state, county, or municipal licenses, certificates (including the Certificate of Need), or permits which relate to the operation of the nursing home business on the Leased Premises;

(b) The name of the nursing home as then known to the general public;

(c) All reservations or allocations of nursing home beds relating to the Leased Premises as established by the Ohio Department of Health or any future agency which may be established to control the construction or operation of a nursing home facility

17.03 No Transfer of Beds The present number of beds utilized with the Leased Premises shall not be increased, decreased, or transferred by Lessee to others or to other locations unless approved in advance by Lessor in writing

17.04 Abandonment. Lessee shall not abandon or surrender said licenses, permits or certificates which relate to the operation of the nursing home business on the Leased Premises or in any way commit any act which will cause said licenses, permits or certificates to be revoked or not renewed by any federal, state, or local government authority having jurisdiction thereof.

17.05 Assignment. In the event Lessee fails or refuses to transfer said licenses, permits or certificates, trade names, reservations or allocations hereinabove referred to, this provision of this Lease shall constitute an act of assignment to Lessor or its assignee Lessor shall be permitted to act as the attorney-in-fact of Lessee to effectuate such transfer.

17.06 Applicable Laws. As provided in part in Section 6 01, Lessee shall at all times throughout the Term of this Lease use and occupy the Leased Premises in accordance with all applicable laws, ordinances and governmental regulations This shall include, but not be limited to, compliance with all requirements of governmental authorities relating to operation of the Center as a licensed nursing home, including filing and providing all cost reports and other reports, inspections, financial statements, income statements and complying with all requirements of all governmental authorities Copies of all material reports, correspondence, financial statements, income statements, notices and other submittals delivered to governmental authorities or received from governmental authorities (all hereinafter referred to as "Reports") shall be provided promptly (and in any event within thirty (30) days) after sent or received by Lessee to Lessor In the event that during the Term of this Lease, any addition, alteration, change, repair or other work of any nature, structural or otherwise, shall be required or ordered or become necessary on account of any governmental law, ordinance or regulation now in effect or hereafter adopted, past or promulgated or on account of any other reason with respect to any other buildings or improvements hereafter placed on the Premises, Lessee shall promptly perform such work regardless of when the same shall be incurred or become due, and the entire cost thereof shall be the liability of Lessee. Lessor agrees that all reports (other than information which is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure by Lessee) will be kept strictly confidential; provided however

that the reports may be disclosed to Lessor's members, officers, directors and employees, to outside counsel of Lessor and Lessor's accounting firm and to Lessor's lenders (all of whom are collectively referred to as "Related Parties") who in Lessor's judgment need to know such information The Related Parties shall be informed by Lessor of the confidential nature of such information and shall be directed by Lessor to keep all such information in the strictest confidence and to use such information only for the purpose of reviewing and evaluating and securing Lessee's compliance with the terms and provisions of this Lease and the requirements of any lender.

ARTICLE 18
MORTGAGE REQUIREMENTS

18.01 Mortgage Terms and Requirements. It is understood, agreed and acknowledged that Lessor may from time to time finance or refinance the Leased Premises with various lenders or Housing and Urban Development ("HUD") insured loans. Lessee agrees to cooperate with Lessor to enable Lessor to obtain any such financings, including, without limitation, executing an estoppel certificate, subordination, non-disturbance, and attornment agreement ("SNDA") and any regulatory agreements or security documents, Lessor's lender may require of Lessee in connection therewith. Lessee shall at all times and in all respects fully, timely and faithfully comply with and observe each and all of the conditions, covenants and provisions (i) required on the part of Lessee under any such regulatory agreements and (ii) required on the part of Lessor under any mortgage or other security documents, including, without limitation providing inspection reports, engineering reports and complying with, such covenants, conditions and provisions thereof as related to the care, maintenance, repair, insurance, restoration, preservation and condemnation of the Leased Premises, notwithstanding that such conditions, covenants and provisions may require compliance and observance to a standard or a degree in excess of that required by the provisions of this Lease. Any tax or insurance reserve required under any mortgage by the Mortgagee thereof during the Term of this Lease shall be paid by the Lessee for the benefit of Lessor, at the times and in the amounts set forth in such mortgage to Lessor or directly to the mortgagee and shall be repaid to Lessee when the mortgagee releases the same to Lessor, except if Lessee shall purchase the Leased Premises and assume the existing financing, then any reserve amounts shall remain with the lender and Lessor shall receive a credit for all reserve accounts Lessee further covenants and agrees that it shall not do or permit to be done anything which would constitute a breach of or default under any such regulatory agreements, mortgage or other security documents. However, nothing contained in this Lease shall be construed to obligate Lessee to pay any part of the principal or interest secured by any such mortgage Lessee further covenants and agrees that it shall not voluntarily reduce or expand the licensed bed capacity of the Leased Premises without the prior written consent of Lessor's lender and Lessor, which such consent may be withheld, conditioned or delayed by such parties acting in their sole discretion

ARTICLE 19
RIGHT OF FIRST REFUSAL

19.01 Rights of First Refusal. Lessee shall have a right of first refusal to purchase the Leased Premises if Lessor should, at any time during the first five (5) Lease Years of the Term of

this Lease offer to sell or consider an offer to purchase other than from Lessee. Lessee and Lessor shall close on the sale of the Leased Premises within sixty (60) days from the date of notice from Lessee exercising such right.

19.02 If Lessor receives and desires to accept or desires to make any bona fide offer (an "Offer") for the sale of the Leased Premises in whole or in part, Lessor shall notify Lessee in writing of each Offer. This notice (the "Notice of Offer") shall contain a copy of the Offer and all other terms and conditions applicable to the Offer. The whole or that part of the Leased Premises to which the Offer applies is referred to as the "Leased Premises." Lessee shall have the right to purchase ("Right of First Refusal") the Leased Premises at the purchase price set forth in the Offer. Lessee shall exercise its Right of First Refusal, if at all, by giving written notice of exercise to Lessor no later than the date fifteen (15) days after Lessee's receipt of the Notice of Offer.

19.03 If Lessee does not exercise the Right of First Refusal in regard to an Offer of which it has been given notice in accordance with Section 19.02, and if within 180 days after the date of the Notice of Offer, the Leased Premises is conveyed in accordance with the Offer, Lessee's Right of First Refusal shall terminate with respect to the Leased Premises so sold and conveyed, PROVIDED THAT:

(a) The Right of First Refusal shall remain in effect with respect to the balance of the Leased Premises, if any, not conveyed pursuant to the Offer;

(b) Once an Offer of which Lessor has given Lessee notice is accepted by Lessor, Lessor shall not agree to a reduction of the purchase price in excess of ten percent (10%) thereof, or materially more favorable terms or any material change in the nature or amount of the consideration to be given in exchange for the Leased Premises without first giving Lessee notice of the reduction, more favorable terms or change, and upon receipt of that notice, Lessee shall again, in accordance with the provisions of Section 19.02, have the Right of First Refusal to purchase the Leased Premises at the new price and new terms; and

19.04 If any Offer is not accepted by Lessor or if the Leased Premises is not conveyed in accordance with the accepted Offer within 180 days after the date Lessee received the Notice of Offer, then Lessee's Right of First Refusal shall be applicable to the Leased Premises and to any subsequent Offer received by Lessor with respect to the Leased Premises or any part thereof during the Term of the Lease. Nothing contained in this Section concerning either the termination of Lessee's Right of First Refusal or Lessee's failure to exercise the same shall in any way affect any of Lessee's other rights, options and privileges under this Lease. Upon request of Lessor, Lessee shall furnish to Lessor or the Lessee of the Leased Premises an affidavit in recordable form stating the extent to which Lessee's Right of First Refusal has terminated in accordance with this Section and setting forth such other matters as Lessee shall deem necessary or appropriate.

19.05 **Closing.**

(a) At the closing of the purchase of the Leased Premises pursuant to Lessee's exercise of the Right of First Refusal, Lessor shall deliver its transferable and recordable Limited Warranty Deed conveying to Lessee marketable title to the Leased Premises in fee simple, free and clear of all liens and encumbrances except (i) real estate taxes and assessments not then due and payable, (ii) easements, covenants, conditions and restrictions of record as of the date of this Lease, (iii) zoning, building and other laws, ordinances, statutes or regulations, (iv) all legal highways, (v) easements, covenants, conditions and restrictions of record, (vi) the rights of all persons claiming by, through or under Lessee; (vi) encumbrances and liens incurred by Lessee; and (vii) if Lessor's then current Mortgage cannot be prepaid, or is subject to prepayment fees or consideration, then Lessee shall either assume the Mortgage and pay all costs and fees owed to the mortgagee to secure such assumption and Lessor shall be relieved of all liability thereunder, or Lessee shall pay any consideration owed to the lender for prepayment of the balance then due under the Mortgage. Lessor shall pay the Ohio conveyance fees, if any, and Lessee shall pay the cost of recording the deed. Real estate taxes and assessments shall not be prorated but shall remain Lessee's obligation as provided in this Lease. All other income, and expenses of Lessor (if any) of the Leased Premises, including Rent owed to Lessor, shall be prorated as of the date of closing. Lessee shall reimburse Lessor for all reserves except those for real estate taxes and assessments and insurance premiums, then held by Lessor's mortgage lender.

(b) Lessor shall deliver exclusive possession of the Leased Premises to Lessee at the closing.

(c) The closing for the payment of the purchase price and for delivery of Lessor's deed shall be held at a place in Cincinnati, Ohio, and at a time mutually agreed to by the parties on or before sixty (60) days after the date that Lessee exercises its Right of First Refusal.

ARTICLE 20
OPTION TO PURCHASE

20.01 **Option to Purchase.** Lessor grants to Lessee the option to purchase the Leased Premises on or before the last day of the Term of this Lease. Lessee shall exercise this option to purchase, if at all, by giving written notice to Lessor, in the manner and at the address set forth in Section 22.01 of this Lease. Lessee may only exercise its option to purchase the Leased Premises during the first five (5) years of the Term of this Lease by giving written notice to Lessor not sooner than two hundred seventy days (270) and not later than one hundred eighty days (180) prior to the last day of the fifth (5th) Lease Year. Thereafter, during each of the sixth (6th) through tenth (10th) Lease Years Lessee may only exercise its option to purchase the Leased Premises by giving notice to Lessor not earlier than two hundred seventy days (270) and not later than one hundred eighty days (180) prior to the last day of the Lease Year during which the notice is given. The date Lessee gives notice of exercise, if any, shall be hereinafter referred to as the "Exercise Date". If Lessee give notice of exercise during the first (1st) five (5) Lease Years, as aforesaid, closing of the purchase and sale shall occur not sooner than sixty (60) days prior to the last day of the fifth (5th) Lease Year and not later than the last day of the fifth (5th) Lease Year. If Lessee gives its notice of exercise during any of the sixth (6th) through tenth (10th) Lease Years closing of the purchase and sale shall occur not earlier than sixty (60) days prior to

the last day of the Lease Year during which the notice of exercise has been given and not later than the last day of such Lease Year.

20.02 Purchase Price. The purchase price of the Leased Premises shall be the "Fair Market Value" (as defined below) of the Leased Premises as of the Exercise Date, but in no event less than Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) and shall be determined by mutual agreement of the parties, or, if the parties are unable to reach an agreement within sixty (60) days after the Exercise Date, by the following appraisal process.

(a) If the parties fail to agree upon the Fair Market Value within the sixty (60) day period after the Exercise Date, the Fair Market Value shall be determined by appraisers selected in the following manner: Within fifteen (15) days after the sixty (60) day period expires, Lessor and Lessee shall each appoint an appraiser and the Fair Market Value shall be as determined by the two appraisers so appointed. If the higher of the two appraisals is no more than ten percent (10%) greater than the lower appraisal, the Fair Market Value of the Leased Premises shall be the average of the two appraisals. If the higher appraisal is more than ten percent (10%) greater than the lower appraisal, the two appraisers will select a third appraiser [from a list of appraisers approved by both parties, which approval shall not be unreasonably withheld]. The third appraiser shall then determine the Fair Market Value. All appraisal costs and expenses shall be shared by the parties equally. All appraisers shall be qualified appraisers of commercial properties in the Dayton, Ohio area. The appraisers shall give prompt written notice of the determination of Fair Market Value pursuant to this Paragraph; [provided, however, that if the appraised amount is less than Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) the Fair Market Value shall be deemed to be Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00)]. The determination shall be conclusive and incontestably binding upon both parties and shall be enforceable in any court having jurisdiction.

(b) "Fair Market Value" shall mean the highest price, expressed in terms of cash, which the Leased Premises would bring for its use as a nursing home care facility not encumbered by a lease (including this Lease) if exposed upon the open market for a reasonable length of time, the purchaser being willing but under no compulsion to buy and not in possession and the seller being willing but under no compulsion to sell, and both parties having full knowledge as to the use of the Leased Premises.

20.03 Payment. The purchase price for the Leased Premises shall be paid by cashiers check or wire transfer at the closing. At the closing and upon payment of the purchase price, Lessor shall deliver to Lessee its transferable and recordable limited warranty deed conveying to Lessee marketable title to the Leased Premises in fee simple, free and clear of all encumbrances excepting (a) all easements, covenants, conditions and restrictions of record, (b) all legal highways, (c) building, zoning and other statutes, ordinances, codes and regulations, (d) real estate taxes not yet due and payable, (e) the rights of persons claiming by, through, or under Lessee; (f) encumbrances and liens incurred by Lessee, and (f) if Lessor's then current mortgage cannot be prepaid, or is subject to prepayment fees or consideration, then Lessee shall either assume the Mortgage and pay all costs and fees owed to the mortgagee to secure such assumption and Lessor shall be relieved of all liability thereunder, or Lessee shall pay any consideration owed to the lender for prepayment of the balance then due under the mortgage.

20.04 Closing. The date for the closing for the delivery of the deed by Lessor and the payment of the purchase price by Lessee shall be on the date provided herein in Section 20.01 (such date being referred to as the "Closing Date"), at a place in Cincinnati, Ohio mutually agreed upon by the parties. The rentals under this Lease shall be prorated. All real estate taxes and assessments shall be Lessee's obligation as provided in this Lease and shall be prorated. All other income and expenses of the Leased Premises, if any, shall be prorated as of the Closing Date. Lessee shall reimburse Lessor for all reserves then held by Lessor's mortgage lender, except for reserves for real estate taxes and insurance premiums which shall be paid or credited to Lessee.

20.05 Default Under Lease. If on the Exercise Date Lessee is in default under this Lease, or this Lease has been terminated and is not then in full force and effect, the attempted exercise of the option shall be void and of no effect. If on the Closing Date, Lessee is in default under this Lease, or the Lease has been terminated and is not then in full force and effect, Lessee shall have no right to purchase the Leased Premises and the exercise of the option shall be deemed void and of no effect.

ARTICLE 21
HOLDING OVER

Should Lessee, or any party claiming under Lessee, remain at or upon the Leased Premises or any part thereof after termination or expiration of this Lease, no tenancy or interest in the Leased Premises shall result therefrom, and such a holding over shall be an unlawful detainer with such parties to be subject to immediate eviction and removal. In addition, for every month of such hold over, Lessee shall, upon demand, pay to Lessor as liquidated damages, a sum equal to two (2) times monthly Rent specified for the month immediately prior to the hold over.

ARTICLE 22
MISCELLANEOUS

22.01 Notices and Addresses. All notices required to be given under this Lease shall be given in writing by: (A) United States certified mail or registered mail, return receipt requested, postage prepaid, or (B) facsimile and subsequent delivery by United States certified mail or registered mail, return receipt requested, postage prepaid, or (C) deposit with a nationally recognized overnight delivery service, addressed to the proper party, at the following addresses, or such other place as either party shall designate in writing:

If to Lessor: Covington Realty LLC
C/o Rookwood Properties
8160 Corporate Park Drive, Suite 220
Cincinnati, Ohio 45242
Attention: Mr. Robert Kanter
Facsimile (513) 469 6584

with a copy to:	Keating, Muething & Klekamp, P.L.L. 1400 Provident Tower One East Fourth Street Cincinnati, Ohio 45202 Attention: Herbert B. Weiss, Esq. Facsimile: (513) 579-6999
If to Lessee:	Adcare Health Systems, Inc. C/o Dr. J. Michael Williams 5057 Troy Road Springfield, Ohio 45502 Facsimile: (___) ________
with a copy to:	Geoffrey E. Webster, Esq. Two Miranova Place, Suite 310 Columbus, Ohio 43215 Facsimile: (614) 461-7168

If to any leasehold mortgagee or beneficiary under leasehold deed of trust or any other secured party of the Leased Premises, such party shall be served at the Leased Premises or at such other place as such mortgagee or beneficiary may from time to time designate in a written notice to Lessor or Lessee.

Notices, demands, and requests which shall be served in the manner aforesaid shall be deemed sufficiently served or given when deposited in the United States mail as aforesaid at a point within the continental limits of the United States. However, the time period in which response to any such notice, demand or request must be given or within which action must or may be taken pursuant thereto shall commence to run:

as to 22.01 (A) upon receipt of facsimile confirmation by the sender;

as to 22.01 (B) from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof as to U.S. Mail; or,

as to 22.01 (C) one day after deposit with a nationally recognized overnight delivery service.

Rejection or other refusal to accept or the inability to deliver at the address so designated because of changed address of which no notice was given or because of failure to provide procedures for the delivery of mail at such address shall be deemed to be receipt of the notice, demand, or request sent.

22.02 Parties Bound. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Lease.

22.03 Ohio Law to Apply. This Lease shall be construed under and in accordance with the procedural and substantive laws of the State of Ohio.

22.04 Legal Construction. In any case where one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

22.05 Sole Agreement of the Parties. This Lease constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

22.06 Amendment. No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof, and duly executed by the parties hereto.

22.07 Rights and Remedies Cumulative. The rights and remedies provided by this Lease are cumulative and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

22.08 Waiver of Default. No waiver by the parties hereto of any default or breach of any Term, condition, or covenant of this Lease shall be deemed to be a waiver of any other breach of the same or any other term, condition, or covenant contained herein.

22.09 Attorneys' Fees. In the event Lessor or Lessee breaches any of the terms of this Lease whereby the party not in default employs attorneys to protect or enforce its rights hereunder and prevails, then the defaulting party agrees to pay the other party reasonable attorney's fees so incurred by such other party.

22.10 Information Furnished. Upon reasonable notice, Lessee will promptly furnish to Lessor, or any person designated by Lessor, any necessary information or documents, including, but not limited to, an estoppel certificate or SNDA required by the terms of any contract, note, mortgage, or deed of trust of Lessor upon demand of Lessor. Such demand by Lessor for information or documents shall be reasonable.

22.11 Lessee has Sole Discretion to Operate. Lessor and Lessee expressly agree that Lessee shall operate the nursing facility on these Leased Premises in its sole and absolute discretion without control, interference or direction from Lessor or agents of Lessor, and Lessee shall be solely liable for the operation of the Leased Premises; provided, however, the prior owner of the Leased Premises, UVMC shall have reasonable access to all files and patient records relating to the Center, upon reasonable notice to Lessee or Lessor for the purposes of substantiating any costs or charges for services provided by UVMC prior to its sale of the Leased Premises, collecting accounts receivable of UVMC, billing for services rendered by UVMC prior to its sale of the Leased Premises, preparation of tax returns of UVMC and other reasonable and

necessary purposes relating to UVMC's operation of the Center prior to its sale of the Leased Premises

22.12 **Time of Essence**. Time is of the essence of this agreement

22.13 **Exculpation of Lessor**. If Lessor shall convey title to the Leased Premises pursuant to a sale or exchange of property, Lessor shall not be liable to Lessee or any immediate or remote assignee or successor of Lessee as to any act or omission from and after such conveyance

22.14 **Short Form Memorandum Recorded**. The parties agree that this Lease shall not be recorded, but that a memorandum short form lease for purposes of recording in the office of the county recorder shall be executed and recorded, and shall contain only a description of the demised premised and a notation as to the Term of this Lease, and shall refer to this Lease for recital of all of the other terms contained herein

22.15 **Corporate and Limited Liability Company Organization and Authorization**. Lessor and Lessee both represent and warrant that they (a) are, respectively, a duly organized and validly existing limited liability company and a duly organized and validly existing corporation, both of which are in good standing under the laws of their respective states of organization; (b) have the power and authority to carry on their business and to enter into and perform this Lease; and (c) are qualified and licensed to do business in any jurisdiction in which such qualification or licensing is required. Lessor and Lessee further represent and warrant that the execution, delivery and performance by Lessor and Lessee of this Lease and any other agreement in connection herewith to which Lessor and Lessee are parties has been duly authorized by all necessary company action, will not contravene any law or any governmental rule or order binding on Lessor and Lessee, or their Articles of Incorporation, Code of Regulations, Articles of Organization, Operating Agreements, or Bylaws, and will not violate any agreement or instrument by which Lessor and Lessee are bound.

22.16 **Cost of Renovations.** Lessee shall maintain and at the expiration or termination of this Agreement deliver to Lessor full, accurate and complete records of the cost of all renovations, improvements and repairs to the Leased Premises such that Lessor may use those expenses as additions to Lessor's historical cost basis in the Leased Premises.

22.17 **Captions**. The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease or of any provision thereof

22.18 **Exculpation.** Lessee agrees that it shall look solely to the estate and property of the Lessor in the land comprising the Leased Premises for the collection of any judgment (or any other judicial process) requiring the payment of money by Lessor to Lessee in the event of a default or breach by Lessor with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Lessor No other property or estates of the Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies

22.19 Estoppel Certificate. Lessee shall, within ten (10) days following receipt of a written request from Lessor, execute, acknowledge and deliver to Lessor or to any lender, purchase or prospective lender or purchaser designated by Lessor a written statement, in the form as Lessor may reasonably request, certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, (iii) that there are not, to Lessee's knowledge, any uncured defaults (or specifying such defaults if any are claimed), and (iv) any other matters or state of facts reasonably required respecting the Lease or Lessee's occupancy of the Leased Premises. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Center. Lessee's failure to deliver such statement within such period shall be conclusive upon Lessee that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Lessor's performance hereunder.

22.20 Financial Statement. During the Lease Term and any extensions thereof, Lessee shall provide to Lessor on an annual basis, within ninety (90) days following the end of Lessee's fiscal year, a copy of Lessee's most recent certified and audited financial statement prepared as of the end of Lessee's fiscal year. Such financial statements shall be prepared in conformity with generally accepted accounting principles, consistently applied.

22.21 Brokerage Commission. Both parties represent to each other that they have not contacted a real estate broker or salesman concerning this transaction and each party hereby indemnifies the other party from any commission claims arising out of actions of the other party.

22.22 Transfer of Interest. If Lessor should sell or otherwise transfer its interest in the Leased Premises, and if the purchaser shall undertake responsibility for all of the covenants and undertakings of Lessor, Lessee agrees that Lessor shall thereafter have no liability to Lessee under this Lease or any modifications or amendments hereto or extension hereof.

22.23 Transfer from UVMC. Pursuant to that certain Agreement to Purchase the Covington Care Center (the "Purchase Agreement") by and between Lessor as Buyer and UVMC as Seller, Buyer is to assume certain responsibilities for accounts receivables in compliance with certain laws and regulations. Lessor hereby assigns to Lessee all of the responsibilities and obligations imposed upon Lessee as Buyer under the Purchase Agreement as provided in Paragraph 6 and Paragraph 15 thereof and as otherwise provided in said Purchase Agreement, a copy of which is hereby attached hereto and made a part hereof as Exhibit "C". Lessee shall indemnify and hold harmless Lessor from and against any and all of said responsibilities and obligations.

22.24 Lender Replacement Reserve. Currently Lessor intends to secure a mortgage loan pursuant to FHA Section 232/223. It is anticipated that the FHA Firm Commitment will require Lessor to make monthly deposits into a "Replacement Reserve" to cover the estimated costs of periodic repairs and replacements of certain specified portions of the Leased Premises (all hereinafter referred to as "Repairs"). The definitions of Repairs that will be funded from the Replacement Reserve will be included in the FHA Loan Documents. To the extent that Lessor is entitled to receive a disbursement from the Replacement Reserve to pay for Repairs, Lessor agrees promptly upon Lessee's written request, which written request shall be accompanied by

evidence of Lessee's completion of Repairs and evidence of payment for the Repairs, to request the disbursement from the lender. To the extent that the disbursement is provided to Lessor, Lessor agrees that Lessor shall loan such disbursement to Lessee to be amortized over a loan term of five (5) years, but not longer than the remaining term of the Lease. In the event that Lessee purchases the Leased Premises from Lessor, or upon any termination of this Lease, the entire amount of the loan and all interest then owed shall be then due and payable. The loan to Lessee shall be subject to Lessor's reasonable determination that Lessee will be able to fund the loan payments on a monthly basis together with interest thereon, that there be no uncured default under this Lease by Lessee and that a typical commercial loan agreement together with a promissory note and a security agreement which will collaterally assign accounts receivable and personal property at the Leased Premises owned by Lessee to Lessor be provided to Lessor. The interest rate on such loan shall be equal to the lesser of the then prime rate of interest stated in the then most recent issue of the Wall Street Journal at the time of funding the loan plus three percent (3%) per annum or ten percent (10%) per annum.

The undersigned Lessor and Lessee hereto execute this Lease as of the day and year first above written.

LESSOR:

COVINGTON REALTY, LLC, an Ohio limited liability company

By: [signature]
Name: Fred D. Kanter
Its: General Manager

LESSEE:

ADCARE HEALTH SYSTEMS, INC., an Ohio corporation

By: David A. Tenwick
Name: DAVID A. TENWICK
Its: Chairman

Acknowledgment

STATE OF OHIO)
)ss:
COUNTY OF Hamilton)

The foregoing instrument was acknowledged before me this 26th day of August, 2002, by Fred Kanter, General Manager of Covington Realty, LLC, an Ohio limited liability company on behalf of the limited liability company.

NATALIE C. SMITH
Notary Public, State of Ohio
My Commission Expires July 23, 2003

Natalie C Smith
Notary Public
My commission expires: 7-23-03

Acknowledgment

STATE OF OHIO)
)ss:
COUNTY OF Franklin)

The foregoing instrument was acknowledged before me this 12th day of August, 2002, by Dave Tenwick, ~~President~~ Chairman of ADCARE HEALTH SYSTEMS, INC, an Ohio corporation on behalf of the corporation.

J. Randall Richards
Notary Public
My commission expires: ________

This instrument was prepared by:

J. RANDALL RICHARDS
Attorney at Law
Notary Public, State of Ohio
My Commission Has No Expiration
Section 147.03 R.C.

Herbert B. Weiss, Esq.
Keating, Muething & Klekamp PLL
1400 Provident Tower
One E. 4th Street
Cincinnati, Ohio 45202
(513) 579-6450

EXHIBIT "A"

LEGAL DESCRIPTION OF THE LAND

EXHIBIT "B"

TANGIBLE PERSONAL PROPERTY

EXHIBIT "C"

PARAGRAPH 6 AND PARAGRAPH 15 OF THE PURCHASE AGREEMENT

6) ACCOUNTS RECEIVABLE:

a. BUYER shall assume responsibility for the billing for and collection of payments on accounts of services rendered by it on and after the Occupancy Date UVMC shall retain all rights in and title to its Existing Accounts Receivable and shall retain full responsibility for the collection thereof. In order to facilitate UVMC's collection efforts, BUYER agrees to deliver to UVMC within a reasonable time after the Occupancy Date, a schedule identifying all of those private pay balances owing for the month prior to the Occupancy Date and BUYER agrees to apply any payments received by BUYER specifically designated as being applicable to services rendered prior to the Occupancy Date to reduce the pre-Occupancy Date balances of said patients by promptly remitting said payments to UVMC In the event payments specifically indicate that they relate to services rendered post-Occupancy Date, such payments shall be retained by BUYER if collected by BUYER and, if collected by UVMC, shall be paid to BUYER on or before the date of this Agreement In the event no designation is made, such payments shall be applied to UVMC's and BUYER's accounts receivables in a ratio equal to the proportion of each party's outstanding accounts receivable for that resident to the total amount of outstanding accounts receivable for the resident. BUYER shall cooperate with UVMC in UVMC's collection efforts and UVMC shall have the right to maintain an action against any patient for an Existing Accounts Receivable; provided however, BUYER shall have no liability for uncollectible receivables and shall not be obligated to bear any expense as a result of such activities on behalf of UVMC After the Occupancy Date and through July 1, 2003, or until a new Medicaid vendor number is issued to BUYER, whichever occurs first, BUYER shall provide to UVMC, and UVMC shall provide to BUYER within three (3) business days after receipt, a copy of the Medicaid vendor's statement or other document relating to Medicaid or Medicare that specifically designates the time period for which payment of funds for services rendered at the CENTER is applicable and transfer to each other any such applicable funds

b. UVMC shall continue to own the Existing Accounts Receivables Prior to closing, BUYER shall deliver to UVMC a detailed listing identifying the Existing Accounts Receivable and specifically identifying the accounts receivable due UVMC from private pay patients ("Vendor's Private Pay Receivables") Any payments received by BUYER from Medicare, Medicaid or other third party government or financial payor which are allocated to a particular receivable and time period shall be applied in payment of the particular receivable and time period to which such payment has been so allocated; provided, however, social security checks shall be applied to the payment due for same month as the date of such check

c. BUYER shall remit to UVMC or its assignee any payments received by BUYER which represent payment with respect to any repayment or reimbursement received by BUYER arising out of cost reports filed for the cost reporting periods ending on or prior to the

Occupancy Date. UVMC shall promptly notify BUYER of any audit of UVMC's Cost Reports and UVMC will allow BUYER to fully participate in any such audit

d. The parties acknowledge any money received by BUYER from UVMC as a result of Medicare or Medicaid reimbursement received under the UVMC's Medicare or Medicaid provider numbers may require reimbursement to the Ohio Department of Human Services or the Department of Health and Human Services at a later time. Notwithstanding the parties own proration of the amount of reimbursement from Medicaid and Medicare as of the Occupancy Date, each party shall reimburse the other, as the case may be, after adjustments by Medicaid and Medicare to reflect an accurate proration of Medicaid and Medicare reimbursements as of the Occupancy Date. Such reimbursement shall be paid within five (5) business days after request therefore. This provision shall survive the execution of this Agreement, the full performance of each parties' respective obligations hereunder and the transfer of title to the PROPERTY by deed.

e. SELLER and BUYER agree that BUYER may assign to ADCARE, or another lessee or contract operator of the CENTER all of the responsibilities and obligations imposed upon BUYER in this Paragraph 6 and Paragraph 15 and to the extent of any such assignment BUYER shall be relieved of all obligations and liability under this paragraph. At the time of any such assignment, BUYER shall provide written acknowledgment from ADCARE, or such other operator, that the foregoing obligations and liabilities have been so assigned and assumed.

15) <u>APPLICATION FOR LICENSE</u>: BUYER shall promptly file a nursing home program application for a license to operate the CENTER. UVMC shall complete a letter of consent, which will permit the continued use of UVMC's license until BUYER has been issued a license. UVMC and BUYER agrees to promptly file any and all documents required to secure such a license for BUYER. After closing, BUYER will be permitted to operate the business of the CENTER on the basis of UVMC's license, which license may be pledged to BUYER's lender, if required, until such time as a license is issued by the appropriate authorities in BUYER's name. BUYER may assign the right to file a nursing home program application for a license to operate the CENTER to BUYER's lessee/operator of the CENTER. BUYER anticipates that ADCARE will be the lessee/operator of the CENTER. For so long as BUYER is operating upon the basis of UVMC's license, the following shall apply:

a. UVMC shall maintain such license and shall pay all fees and assessments upon such license which expenses shall be reimbursed in full to UVMC by BUYER, immediately upon receipt of notice of UVMC's payment of such fees and assessments. UVMC does, by execution of this Agreement, assign to BUYER (which BUYER may assign to its lessee/operator) an interest in the OPERATING RIGHTS to the extent necessary for BUYER to receive a license from ODJFS.

b. BUYER shall maintain the premises in as good or better condition as presently exists and shall maintain a level of care as may be in full and complete compliance with

the applicable rules, regulations and requirements of all governmental or regulatory entities UVMC shall have the right to inspect the CENTER at any time and shall have access to all records which may, in any way, be related to BUYER's fulfillment of its obligations hereunder

c. BUYER shall fully and completely indemnify, defend and otherwise hold UVMC harmless from any liability and expenses, of whatsoever nature, incurred upon account of BUYER's breach of any warranty of representation or upon any claim or assertion by any governmental or regulatory authority that the level of care in the CENTER is not, in some way, in compliance with current applicable standards

d DELETED

e BUYER shall file all required cost reports with the ODJFS subsequent to closing and shall otherwise take all necessary or desirable measures to assure continuity of the Medicaid reimbursements

f. BUYER shall do all things necessary and desirable to effect the transfer from UVMC to BUYER of the existing provider agreement with the ODJFS.

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